Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407

Contact: Amanda Butler 201-791-7600

for release: November 28, 2012

SEALED AIR ANNOUNCES RESULTS AND SETTLEMENT OF EARLY TENDER

FOR 5.625% SENIOR NOTES DUE 2013

ELMWOOD PARK, N.J., Wednesday, November 28, 2012 – Sealed Air Corporation (“Sealed Air” or the “Company”) (NYSE: SEE) today announced that, in connection with the previously announced cash tender offer and consent solicitation by the Company to purchase for cash any and all of its 5.625% Senior Notes due 2013 (the “Existing Notes”), the early tender period in respect of the tender offer expired at 5:00 p.m., New York City time, on November 27, 2012 (the “Consent Payment Deadline”). As of the Consent Payment Deadline, $304.865 million principal amount of Existing Notes, or 76.22% of the principal amount outstanding, had been validly tendered and not withdrawn. Those holders who validly tendered their Existing Notes prior to the Consent Payment Deadline received the total consideration of $1,032.50 per $1,000 principal amount of the Existing Notes, which included a consent payment of $30.00 per $1,000 principal amount of the Existing Notes, plus any accrued and unpaid interest on the Existing Notes up to, but not including, the payment date. The withdrawal rights for the early tender of Existing Notes and corresponding consents in the tender offer have now expired.

The final offer period will expire at 11:59 p.m., New York City time, on December 11, 2012, unless extended (such time and date, as the same may be extended, the “Expiration Time”). Holders who tender their Existing Notes after the Consent Payment Deadline and on or prior to the Expiration Time will be eligible to receive only the tender offer consideration of $1,002.50 per $1,000 principal amount of Existing Notes tendered plus accrued and unpaid interest to the payment date, but not the consent payment.

As the Company received consents from holders of greater than a majority in aggregate principal amount of the outstanding Existing Notes, the Company, the guarantors thereto and U.S. Bank National Association, as trustee (the “Trustee”), have executed a supplemental indenture (the “Supplemental Indenture”) to the indenture governing the Existing Notes, which will be filed at a later date. The proposed amendments and modifications eliminate certain restrictive covenants contained in the indenture and shorten the minimum notice period for a redemption from thirty days to three days prior to the redemption date. These changes became operative concurrently with the acceptance for payment of all Existing Notes that were validly tendered (and not validly withdrawn) at or prior to the Consent Payment Deadline.

This press release is not an offer to purchase or a solicitation of an offer to sell any securities, including the Existing Notes. The tender offer is only being made pursuant to the terms of the offer to purchase and consent solicitation statement, dated November 13, 2012 (as it may be amended or supplemented from time to time, the “Statement”), and related letter of transmittal (the “Letter of Transmittal”).

The complete terms and conditions of the tender offer are set forth in the Statement that has been sent to holders of the Existing Notes. Holders are urged to read the tender offer documents carefully before making any decision with respect to the tender offer and consent solicitation. Holders of Existing Notes must make their own decisions as to whether to tender their Existing Notes and provide the related consents, and if they decide to do so, the principal amount of the Existing Notes to tender.

Holders may obtain copies of the Statement and the related Letter of Transmittal from the Information Agent and Depositary for the tender offer, Global Bondholder Services Corporation, at (866) 470-4500 or (212) 430-3774 or in writing at 65 Broadway – Suite 404, New York, NY 10006.

BofA Merrill Lynch has been engaged to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and the consent solicitation. Any questions regarding the terms of the tender offer and the consent solicitation should be directed to BofA Merrill Lynch at (888) 292-0070 (U.S. toll free) or (980) 387-3907 (collect).

None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent and Depositary or any other person makes any recommendation as to whether holders of Existing Notes should tender their Existing Notes or provide the related consents, and no one has been authorized to make such a recommendation.

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $8.1 billion in 2011, and has approximately 26,300 employees who serve customers in 175 countries.

Forward-Looking Statements

Company statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “believes,” “plan,” “could,” “estimate,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including: economic conditions affecting packaging utilization; changes in raw material costs; currency translation effects; and

legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as may be revised and updated from time to time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. These reports are available on the Securities and Exchange Commission’s website. Sealed Air does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.